EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 10, 2025 (the “Effective Date”), between Tamboran Resources USA, LLC (the “Company”), and Todd Abbott (“Executive”). NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period commencing as of the Effective Date and ending in accordance with Section 4 hereof (the “Employment Period”). 2. This offer of employment is subject to and conditional upon Executive: (a) satisfactorily passing pre-employment checks including: i. verification of qualifications and resumes; ii. criminal history check; iii. bankruptcy check; and iv. drug and alcohol testing, (b) holding a valid Australian work visa allowing Executive to lawfully work and reside in Australia; and (c) accepting a secondment to Tamboran Services Pty Ltd and complying with the terms of the secondment as set out in Annexure A to this Contract; and (d) agreeing to permanently relocate to Australia following the end of the Employment Term and commence employment with Tamboran Services Pty Ltd on the terms and conditions contained in the employment agreement at Annexure B to this Contract. 3. This Contract will govern Executive's employment with the Company during the Employment Period. For the avoidance of doubt Executive's employment will terminate automatically at the end of the Employment Term to enable Executive to commence employment Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

2 with Tamboran Services Pty Ltd on the terms and conditions contained in Annexure B to this Contract. 4. Position and Duties. (a) Position. During the Employment Period, Executive shall serve as the Chief Executive Officer ("CEO") of the Company. (b) Duties. Executive shall report to the Board and shall devote Executive's full business time and attention (except for vacation periods consistent with the terms of this Agreement and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall have responsibilities and duties consistent with the position of CEO, as well as such additional powers, responsibilities and duties as may from time to time be reasonably prescribed by the Board of Directors of the Company (the “Board”), including with respect to any parent entities, subsidiaries or affiliates of the Company or any other related entity designated by the Company from time to time (the “Group”). In performing Executive's duties and exercising Executive's authority under the Agreement, Executive shall adhere in all material respects to all Company policies as they exist from time to time and shall support and implement the Company’s business and strategic plans shall support and cooperate with efforts to expand the Company’s business and operate profitably and in conformity with the Company’s business and strategic plans. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation for the benefit of any person other than the Company or the Group. 5. Compensation and Benefits. (a) Base Salary. During the Employment Period, Executive's base salary shall be payable at the rate of US $550,000.00 per annum, or such other amount as determined by the Board's discretion (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). Taxes will be withheld from your pay as required by state and federal law, along with any voluntary deductions that you authorize. (b) Sign on bonus. Executive will receive a once-off, conditional sign on bonus of US $100,000.00, subject to standard tax withholdings ("Sign-On Bonus"). The Sign-On Bonus will be paid by the Company to Executive within 30 days of the Effective Date. If Executive resigns or is terminated for cause within 12 months of the Effective Date, the Sign-On Bonus will become a debt due to be repaid to the Company. In such circumstances, Executive agrees to repay the full Sign-On Bonus amount within 30 days of termination of employment. The Company may deduct any unpaid amount of the Sign-On Bonus from Executive's final pay as permitted by Law. (c) Incentive Compensation. During the Employment Period, Executive may be eligible to receive short-term incentive (STI) compensation as determined by the Board from time to time in its sole discretion. Executive's STI target compensation shall be set by the Compensation Committee and the Board together with performance metrics and shall initially be one hundred percent (100%) of Executive's Base Salary; provided, however, that such target shall not limit the discretion of the Board to determine the amount of any such compensation. Payment of the STI is discretionary and contingent upon the Company achieving predetermined business and financial Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

3 goals, as well as Executive individual performance. Executive's eligibility to participate in the Company’s short-term and long-term incentive programs and plans shall be subject to the terms of such programs and plans as established, amended, or terminated by the Board from time to time. The Company shall at all times retain the sole and absolute discretion to establish, amend, award and terminate such plans. Subject to the terms of the applicable plans, any payment received will be calculated using Executive's Base Salary as of December 31 of the plan year. To earn incentive compensation, Executive must be employed by the Company on the day such incentive compensation is paid. During the Employment Period, Executive may be eligible to receive long- term incentive (LTI) compensation as determined by the Board from time to time in its sole and absolute discretion. Any long-term incentive awarded to Executive will be in accordance with the Company's relevant Equity Incentive Plan in place from time to time. On the Effective Date, Executive will be awarded an initial, annual, long- term incentive award (by way of RSU / PSU) of three hundred percent (300%) of Executive's Base Salary (US $1,650,000.00 in target grant date value) ("Initial Annual LTI Award"). The Initial Annual LTI Award will vest as follows: i. 50% of the Initial Annual LTI Award (RSU) will vest in three equal tranches, each year, over three years; and ii. 50% of Initial Annual LTI Award (PSU), vesting three-years from the grant date, subject to performance metrics to be determined by the Board in its sole and absolute discretion. In addition, Executive will receive a “make whole” award in the amount of US $3,250,000.00, which will be granted in the form of RSUs. The number of RSUs awarded will be determined by dividing $3,250,000.00 by the closing price of the Company’s stock on the Start Date. This award will be subject to a three-year cliff vesting. (d) Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the Company’s retirement (including any 401(k) plan), health and welfare, and other Executive benefit programs in which management employees of the Company are generally eligible to participate (assuming Executive and/or Executive's dependents meet the eligibility requirements of those benefit programs). Executive shall also be eligible for a personal phone/internet expense stipend of US $100.00 per month payable through the payroll process, subject to Executive providing the Company with receipts or other documentation satisfactory to the Company to substantiate such expenses. Nothing in this Agreement prevents the Company or any of its affiliates from adopting, modifying, amending, or discontinuing any particular benefit plan or program participation or offering at any time and without advance notice to Executive. (e) Expenses. Subject to the provisions of Section 15(c) hereof, during the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive's duties and responsibilities under Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

4 this Agreement, consistent with the Company’s policies in effect from time to time with respect to expense reimbursement. The Company will also reimburse: (i) the reasonable cost of two round trip business-class airfare tickets for Executive's spouse to travel from the United States to Australia during the Employment Period; and (ii) Executive's reasonable fees incurred for tax advice and tax preparation services provided by Deloitte or another Company appointed tax firm up to a maximum value of US $10,000.00 per year during the Employment Period. Further details of this benefit will be provided to Executive in writing. (f) Visa. During the Employment Period and subject to Executive complying with this Contract, the Company will sponsor and assist Executive in obtaining a subclass 482 Visa for Australia. In addition, the Company will assist Executive's immediate family with reasonable costs associated with applying for a subclass 482 visa. If the Employment Period is terminated at any time before the Termination Date, the Company may withdraw its sponsorship or support of any visa held by Executive or Executive's immediate family. (g) Paid Leave. (i) Vacation. During the Employment Period, Executive shall be entitled to accrue up to twenty (20) days of paid vacation per calendar year in accordance with the Company’s policies on accrual and use applicable to employees as in effect from time to time. Paid vacation days shall accrue in accordance with the Company’s policies, as amended or revised from time to time. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company as determined by the CEO. Unused, accrued vacation may not be carried over from one year to the next unless required by applicable Law. Unused, accrued vacation shall be payable upon termination of employment. The Company may modify the terms of its vacation policy at any time, in its sole discretion. (ii) Sick Leave. During the Employment Period, Executive shall be entitled to up to ten (10) days of paid sick leave per calendar year in accordance with the Company’s policies on accrual and use applicable to employees as in effect from time to time. Paid sick days are provided in accordance with the Company’s policies, as amended or revised from time to time. Unused, accrued sick days may not be carried over from one year to the next, unless required by applicable Law and shall not be payable upon termination of employment. The Company may modify the terms of its sick leave policy at any time, in its sole discretion. 6. Term. (a) Termination. The Employment Period shall commence on the Effective Date and shall continue until 30 July 2027 ("Termination Date") unless terminated earlier in accordance with this Contract. On the day immediately following the Termination Date, the Executive will commence employment with Tamboran Services Pty Ltd on the terms and conditions contained in the employment agreement attached to this agreement and marked Annexure B. Alternatively, Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

5 Executive's employment may terminate without breach of this Agreement and prior to the Termination Date as a result of Executive's resignation (which resignation must be accompanied by at least thirty (30) days’ prior written notice), as a result of Executive's death, as a result of termination by the Company due to Executive's Disability (as defined below), or as a result of termination by the Company with Cause (as defined below) or without Cause. For purposes of this Agreement, “Cause” shall mean, with respect to Executive, one or more of the following: (i) commission of, or indictment for, a felony or a crime involving moral turpitude, (ii) commission of an act or omission to act with respect to the Group or any of their customers or suppliers involving dishonesty, disloyalty or fraud, (iii) engaging in conduct that would bring the Company Group into disrepute or otherwise significantly prejudices or is considered likely to significantly prejudice the reputation of the Company Group, (iv) failure to perform duties as reasonably directed by the CEO or other executive of the Company to whom Executive reports, (v) any material breach or violation by Executive of any Company policies or procedures, (vi) gross negligence or willful misconduct with respect to the Company, or (vii) any breach by Executive of Section 5 of this Agreement or any non-competition, non-solicitation or confidentiality agreement between Executive and the Company or any other material breach by Executive of this Agreement or any other agreement with the Company. (b) Termination by Company Without Cause. If Executive's employment hereunder and the Employment Period are terminated by the Company without Cause, Executive shall be entitled to (i) payment of (A) Executive's accrued but unpaid Base Salary through the date of termination, (B) payment of any properly documented reimbursable expenses owed to Executive, (C) any amount (if any) to which Executive is entitled arising from the Executive's participation in, or benefits under any Executive benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such Executive benefit plans, programs or arrangements, (clauses (A), (B) and (C) of this Section 4(b)(i), collectively, the “Accrued Obligations”) and (E) an amount equal to the amount of twenty four (24) months’ of the Base Salary; and (ii) the Company’s payment of the full premium costs necessary to continue Executive's current group health insurance coverage with the Company for a period of eighteen (18) months following the date of the termination of Executive's employment (the “COBRA Coverage Period”) provided, that if any of the Company’s health benefits are self-funded as of the date of Executive's termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Code Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). The amount described in Section 4(b)(i)(E) shall become payable to Executive and the premium costs described in Section 4(b)(ii) shall be payable by the Company if and only if Executive has executed and delivered to the Company, not later than sixty (60) days following the date of termination, an irrevocable general waiver and release of claims in the form provided by the Company to Executive after Executive's termination (the “General Release”), the General Release becomes effective during such sixty (60) day period and only if Executive continues to comply with the provisions of Section 5 of this Agreement. The Accrued Obligations shall be paid no later than as required by law or within sixty (60) days following the date of termination, whichever is earlier. The amount payable pursuant to Section 4(b)(i)(E) shall be payable in regular installments in accordance with the Company’s general payroll practices as in effect on the date of termination, but in no event less frequently than Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

6 monthly; provided, that no amounts shall be paid to Executive until the first scheduled payroll date following the date on which the General Release is no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required. (c) Termination Due to Death, Disability, or Resignation and Termination by Company for Cause. If Executive's employment hereunder and the Employment Period is terminated upon Executive's death, by the Company for Cause, due to Executive's Disability, or by Executive, then Executive shall be entitled to receive the Accrued Obligations. For purposes of this Agreement, “Disability” shall mean, as a result of Executive's incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the event no such insurance plan is in place, a physical or mental impairment which renders Executive unable to perform the essential functions of Executive's employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply. If Executive provides written notice of Executive's resignation as required pursuant to Section 4(a), above, the Company may accelerate the date of Executive's termination, and such accelerated termination shall not constitute a termination of Executive's employment by the Company without Cause hereunder. (d) No Additional Compensation. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, Executive benefits or compensation from the Company after the termination of the Employment Period, and all of Executive's rights to salary, bonuses, Executive benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended). (e) No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

7 the Company shall have no right of offset for any amounts received by Executive from other employment. (f) Offset. The Company may offset any amounts Executive owes to the Company against any amounts the Company owes Executive hereunder. 7. The Secondment Executive will be seconded to Tamboran Services Pty Ltd for the entirety of the Employment Period on the terms and conditions set out in the Secondment Agreement at Annexure A to this Contract. This offer is conditional upon Executive executing the Secondment Agreement and complying with the terms and conditions of the Secondment Agreement. 8. Confidentiality, Non-Solicitation & Non-Competition. (a) Acknowledgements. The Company expects to grow and succeed and continue to grow and succeed because of the goodwill it has and will develop with its clients and customers and because of the unique and secret information the Company’s employees have developed and will develop. In addition to receiving compensation and benefits from the Company in exchange for Executive's personal service, during Executive's employment by the Company, Executive will be given access to this unique, confidential, and competitively valuable information about the Company and the Group and their respective customers, and Executive will be entrusted with access to these relationships and valuable information. Executive likely will also help to generate and develop such information and relationships. Executive understands and agrees that the Company and the Group have a legitimate business interest in protecting its goodwill, client relationships, and Confidential Information (as defined below), and that this Agreement is intended to protect these valuable and legitimate business interests both during and after Executive's employment with the Company ends. (b) Confidentiality; Non-Disclosure. (i) Confidentiality. “Confidential Information” means any trade secret (as defined by applicable law) and any non-trade secret information of a confidential or proprietary nature, including, but not limited to: product information; information concerning service offerings and methods of doing business; customer data; pricing formulations; non-public financial information; strategic business and development plans; project records; internal market reports; vendor and supplier lists; technical and statistical data; purchasing, accounting, marketing, merchandising, pricing, selling, and distribution plans and analytical data; and similar information related to the Company’s business operations and dealings of the Company and the Group. “Confidential Information” also includes all non-public, competitively sensitive information contained on the Company’s or the Group’s internal computer systems and software (e.g., email servers and exchanges; customer relationship management databases), and all non-public, competitively sensitive information stored on computer hardware and external storage devices (e.g., desktop computers; laptop computers; handheld devices; smartphones; tablets; thumb drives; external hard drives). “Confidential Information” additionally includes information provided or made available to Executive by third parties in Executive's capacity as an Executive, such as vendors, suppliers, and other business partners, when that information should reasonably be understood to be confidential because of legends or other markings or the circumstances of disclosure or the nature of the information itself. “Confidential Information” also includes all inventions, improvements, copyrightable works, designs and derivatives thereof relating to or resulting Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

8 from Confidential Information, and therefore the right to market, use, and license Confidential Information and its derivatives is and at all times remains the exclusive property and right of the Company or the Group. “Confidential Information” does not include information that has become publicly known or made generally available to the public through no wrongful act by Executive or by anyone else who was under confidentiality obligations as to the information involved. “Confidential Information” also does not include the general knowledge, skills, experience, and abilities that Executive developed prior to or during Executive's employment with the Company, which knowledge, skills, experience, and abilities Executive may use in subsequent employment, so long as Executive does not use or disclose Confidential Information. (ii) Non-Disclosure. Executive recognizes and agrees that Confidential Information is competitively valuable information belonging to the Company and the Group, the unauthorized use and disclosure of which will cause irreparable damage and financial loss to the Company and the Group. Executive acknowledges and agrees that, during and after Executive's employment with the Company, Executive will not retain, use, take with Executive, or make any copies of Confidential Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form), nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly, except solely in furtherance of Executive's employment with the Company and as specifically authorized by the Company or the Group. Executive further acknowledges and agrees that in the performance of Executive's duties under this Agreement, Executive shall not possess, utilize, share or disclose any proprietary, confidential or trade secret information of any prior employer. (iii) Return of Confidential Information and Other Company Property. Upon request by the Company or upon the termination of Executive's employment with the Company, whichever comes first, Executive will promptly return all of the Company’s tangible and intangible property of the Company, including, without limitation, all material relating in any manner to any Confidential Information. Executive will not retain (and, if necessary, will destroy) any of the property or information of Company, whether in hard copy or electronic format. (iv) Ownership of Work Product and Other Rights. Executive acknowledges that, in connection with the performance of Executive's duties hereunder and at the cost and expense of the Company, the Company and Executive will develop Confidential Information which shall enhance the goodwill of the Company and warrant protection. Executive agrees and acknowledges that all Confidential Information, trade secrets, copyrights, patents, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, information, processes, or works of authorship developed or created by Executive during the course of performing work under the Agreement and any other work product conceived, created, designed, developed or contributed by Executive during the term of this Agreement that relates in any way to the Company’s business (collectively, “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent Work Product may not be considered a work made for hire owned exclusively by the Company, Executive hereby assigns to the Company all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of the Company, Executive shall take such further actions and execute such further documents as the Company may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights associated with any and all of the Work Product, the same Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

9 to be held and enjoyed by the Company and its successors and assigns for its or their own use and benefit, as fully and as entirely as the same might be held by Executive had this assignment not been made. (c) Non-Solicitation and Non-Competition. The following restraints in this paragraph 8 (c) in so far as they concern post- termination restrictions, will only come into effect if Executive does not commence employment with Tamboran Services Pty Ltd following the Termination Date and in accordance with the terms and conditions contained in this Contract and in the Employment Agreement at Annexure B. (i) Restricted Period. For purposes of this Agreement, the “Restricted Period” shall be defined as the duration of Executive's employment with the Company and for twelve (12) months after the termination of Executive's employment with the Company. (ii) Restricted Territory. For purposes of this Agreement, the “Restricted Territory” shall be defined as the Northern Territory of Australia and any other geographic region in the world in which the Company or the Group is actively engaging in business during the Employment Period or in which the CEO has responsibility pursuant to his duties to the Company. (iii) Customer. For purposes of this Agreement, “Customer” shall be defined as any person or entity with which the Company has engaged in Business and any person or entity to which the Company has actively proposed to engage in Business during the Employment Period. (iv) Non-Solicitation of Customers. Executive recognizes and appreciates the substantial time, money, and effort that the Company and the Group have spent and will spend in building and developing relationships with its Customers. Therefore, during the Restricted Period, Executive shall not, alone or with others, directly or indirectly, on behalf of Executive or any employer (other than Company), entity or person, accept business from, offer to provide services to, or disrupt or attempt to disrupt or otherwise interfere with the relationship with any Customer with whom Executive personally provided or proposed to provide service in connection with the Business within the twelve (12) months prior to the termination of Executive's employment with the Company. (v) Non-Solicitation of Employees. Executive recognizes and appreciates the substantial time, money, and effort the Company and the Group have spent and will spend in recruiting and training competent employees. Therefore, during the Restricted Period, Executive shall not, alone or with others, directly or indirectly, on behalf of Executive or any other employer, solicit for employment, engage, hire, or employ any Executive who was an Executive of the Company as of Executive's date of termination, or who becomes an Executive of the Company during the Restricted Period. (vi) Non-Competition. During the Restricted Period and within the Restricted Territory, Executive shall not directly or indirectly engage in the Business (as defined below) as a shareholder, officer, partner, member, Executive, independent contractor, consultant or owner or carry on any trade or business whose name incorporates the words “Tamboran” or any deviation or extension thereof which is likely to be confused with the name of Tamboran or the Group. For purposes of this Agreement, “Business” shall mean any business that is in direct competition with Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

10 the business of the Company or the Group and which is concerned with oil and gas exploration and development. (d) Reasonableness of Covenants. Executive understands and agrees these covenants are reasonable under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power, and authority to reform such provision or provisions of this covenant which to the court shall appear not reasonable and to enforce the covenant as so reformed. Executive acknowledges the restrictions contained in this Section 5 are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company and the Group and do not limit Executive's ability to earn a livelihood after Executive's employment with the Company ends. (e) Enforcement. Due to the nature of Executive's position with the Company, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage that is not readily measurable, and to protect the Company’s interests, Executive understands and agrees that, in addition to instituting proceedings to recover damages resulting from a breach of this Agreement, the Company shall be entitled to obtain temporary, preliminary, and permanent injunctive relief in any state or federal court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement by Executive without being required to post a bond or other security. Furthermore, in the event of a breach of the obligations set forth in this Section 5, the Restricted Period shall be extended by a period of time equal to that period of time beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. (f) Assignment. Nothing in this Agreement shall preclude the Company from assigning this Agreement without Executive's consent or consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect. Executive may not assign this Agreement. (g) Protected Activity. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, and/or (iv) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (A) the Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

11 Executive will not be in breach of this Agreement and will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive's attorney, and may use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. 9. Executive's Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompetition or confidentiality agreement with any other person or entity, (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (d) Executive is not subject to any pending, or, to Executive's knowledge, any threatened lawsuit, action, investigation or proceeding involving Executive's prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. 10. Severability; Reformation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. 11. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. 12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

12 13. Counterparts. This Agreement may be executed in separate counterparts (including by means of .pdf signature page), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. 14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's duties or obligations hereunder without the prior written consent of the Company. 15. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. 16. Arbitration. (a) Except as provided in the last sentence of this Section 16(a), to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or Executive's employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non- binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. §§ 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be conducted under the auspices of the JAMS (f/k/a the Judicial Arbitration and Mediation Service) (“JAMS”) pursuant to its then current JAMS Employment Arbitration Rules & Procedures (the “JAMS Rules”). Notwithstanding anything to the contrary in the JAMS Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the State where the Executive resides at the time of the incident that gives rise to any claim or any other location mutually agreed to by the parties hereto. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single JAMS arbitrator, mutually selected by the parties, as provided for by the JAMS Rules. The Company will be responsible for the JAMS charges, including the costs of the mediator and arbitrator; otherwise, the parties will share such charges equally. The Company and Executive agree that any dispute arising out of this Agreement shall be governed by the laws of the State of Texas and any applicable federal law, that discovery shall be conducted in accordance with the JAMS Rules or as otherwise permitted by law as determined by the arbitrator or as otherwise agreed to by Company and Executive. The arbitrator’s award shall consist of a written, reasoned statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification or vacatur of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

13 by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Houston, Texas at the time the award is rendered or as otherwise provided by law. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law. (b) To the fullest extent permitted by law, the agreement to arbitrate set forth in this Section 16 covers all grievances, disputes, claims or causes of action that otherwise could be brought in a federal, state or local court or agency under applicable federal, state, or local laws, arising out of or relating to Executive's employment with the Company (or the separation thereof), including any claims Executive may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise. The claims covered by the agreement to arbitrate in this Section 13 include, without limitation, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination, retaliation or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristic, medical condition, psychological condition, mental condition, criminal accusation and conviction, disability, sexual orientation, or any other trait or characteristic protected by federal, state or local law), and claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance. (c) Executive and the Company expressly intend and agree that: (i) class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) Executive and the Company will not assert class action or representative claims against the other in arbitration or otherwise; and (iii) Executive and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. Further, Executive and the Company expressly intend and agree that any claims by Executive shall not be joined, consolidated, or heard together with claims of any other Executive or contractor of the Company. The validity and effect of this paragraph shall be determined exclusively by a court and not by an arbitrator. (d) By signing this Agreement, Executive expressly represents that: (i) Executive has been given the opportunity to fully review and comprehend this Agreement; (ii) Executive understands the terms of this Agreement and freely and voluntarily signs this Agreement; and (iii) Executive fully understands and agrees that Executive is giving up certain rights otherwise afforded to Executive by civil court actions, including, but not limited to, the right to a jury trial. 17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the CEO and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

14 affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. 18. Tax Matters; Code Section 409A. (a) The Company and the Company Group shall be entitled to deduct or withhold from any amounts owing from the Company or any of its subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive's compensation or other payments from the Company or any of its subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto. (b) Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. (c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. (d) For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

15 period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. (e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. 19. Corporate Opportunity. Executive shall submit to the CEO all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period, which opportunities relate to the Company’s business (“Corporate Opportunities”). Unless approved by the CEO, during the Employment Period Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive's own behalf. * * * * * * * * * Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

16 IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above. Executive __________________________________ Todd Abbott Tamboran Resources USA, LLC _________________________________ Faron Thibodeaux Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

Annexure A – Secondment Agreement Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

Tamboran Services Pty Ltd Tower One, International Towers Sydney Suite 1, Level 39 100 Barangaroo Avenue BARANGAROO NSW 2000 1 January 10, 2026 PRIVATE AND CONFIDENTIAL Todd Abbott 10930 Beinhorn Rd. Houston, TX 77024 Dear Todd Abbott, Offer of Secondment - Secondment Agreement We are pleased to confirm arrangements for your secondment to Tamboran Services Pty Ltd (ACN 163 215 487) (Tamboran Services) as Chief Executive Officer, reporting to the Board of Directors of Tamboran Resources Corporation (the Board). Set out below are the terms of the secondment arrangement. Ongoing Employment with Tamboran Resources At all times during your secondment with Tamboran Services, you will remain employed by Tamboran Resources USA, LLC (Tamboran Resources) pursuant to your written contract of employment with Tamboran Resources dated January 10, 2026. In addition, you will be entitled to receive employment entitlements required under Australian laws in respect of the work performed throughout the secondment. Tamboran Resources will be liable for all of your employment entitlements during the secondment (including entitlements under Australian law). You will not, however, be able to "double dip" with respect to entitlements provided to you during the secondment (i.e. you will not be entitled to receive the same benefit from both Tamboran Resources and Tamboran Services). Notwithstanding the foregoing, any long-term incentive awards or benefits granted to you upon entering the secondment arrangement shall remain valid and enforceable. Such entitlements shall not be forfeited solely because of your entry into the secondment or a subsequent employment agreement with a Tamboran-related body corporate. Tamboran Services will be your host during your secondment. If you have any queries relating to your employment with Tamboran Resources while on secondment, please direct them to Lisa Vassallo, Vice President, Human Resources and Rohan Vardaro, General Counsel and Company Secretary. Terms and Conditions of the Secondment 1. Term of secondment The secondment will commence on 30 January 2026 and conclude on 30 July 2027, subject to early termination of the secondment by either Tamboran Resources or Tamboran Services. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

2 2. Policies and Procedures For the duration of the secondment, in addition to complying with Tamboran Resources’ policies and procedures, you will be subject to all usual rules and regulations governing the conduct of employees of Tamboran Services and are expected to at all times uphold the values of Tamboran Services. 3. Leave You will be entitled to receive leave while on secondment in accordance with statutory requirements under Australian law. The practice of applying and/or seeking approval for leave is that any requests for leave during the secondment must be communicated to Tamboran Resources in the first instance, in accordance with its usual leave application processes. Once a period of leave has been approved by Tamboran Resources, you must notify Tamboran Services of that period of leave at least one month in advance where possible. If you are unfit to attend the secondment because of a personal illness or injury then, in addition to any obligations you have to Tamboran Resources to provide notice, you must also notify Tamboran Services as soon as practicable of the period, or expected period, of that absence. 4. Location and Standard Hours During the term of the secondment, you will be located and be performing work from Tamboran Services' Australian premises in Brisbane QLD, Darwin NT and Sydney NSW on a rotating schedule whereby you will be required to perform work for approximately 30 days in Australia, followed by 30 days in the US, on rotation (and as required by the Board). However, you must not spend more than 183 days a year working from Australia, unless approved by the Board. As set out in clause 7 below, all reasonable business-related expenses will be paid for by Tamboran Resources. 5. Visa Requirements Your secondment is conditional upon you holding an appropriate and valid visa permitting you to travel to, reside and work from Tamboran Services' premises in Australia. If at any time your Visa is revoked, cancelled or no longer operational, Tamboran Services or Tamboran Resources may terminate the secondment immediately. 6. Position and Duties Your position within Tamboran Services will be Chief Executive Officer. Enclosed is a copy of the position description which provides an overview of the key responsibilities and tasks during your secondment at Tamboran Services. 7. Remuneration and Reimbursements Your remuneration and benefits will be provided and paid to you by Tamboran Resources in accordance with your written contract of employment with Tamboran Resources. Tamboran Resources will also be responsible for the payment or reimbursement of reasonable business expenses incurred by you during the course of the secondment, including: (a) the costs of return business class flights between the USA and Australia as required for you to perform the Secondment; Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

3 (b) the cost for you to rent accommodation in Brisbane, Australia as required by the secondment and up to a maximum amount of AU $8,000.00 per month; (c) reasonable expenses incurred for meals during your stays in Australia. 8. Confidentiality During the course of your secondment, you will become aware of information of Tamboran Services and Tamboran Resources, which should be treated in the strictest confidence and in accordance with your obligations under your written contract of employment with Tamboran Resources. 9. Governing Law and Jurisdiction This secondment agreement is governed by and must be construed in accordance with the laws in force in New South Wales, Australia. All parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to the secondment. 10. Other Terms and Conditions All other terms and conditions set out within your contract of employment with Tamboran Resources dated January 10, 2026 remain unaffected by this letter. 11. Acceptance If the terms of this secondment agreement are acceptable to you, please confirm your acceptance by signing and returning the enclosed copy of this agreement to Tamboran Resources prior to January 15, 2026. 12. Queries or concerns If you have any queries or concerns during your secondment about the nature of your duties or your working conditions, please do not hesitate to discuss with Lisa Vassallo, Vice President, Human Resources and Rohan Vardaro, General Counsel and Company Secretary. Yours sincerely, Faron Thibodeaux For and on behalf of Tamboran Resources USA, LLC Acknowledgement and Acceptance I confirm that I have read, understood, and accept the terms of this letter of offer. Signed in the presence of: ____________________________ Witness’ Signature ____________________________ Witness’ Name (please print) __________________________ Signature of Todd Abbott __________________________ Date Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149 Jennifer Abbott 11 January 2026 | 12:22 AEST

4 Annexure A – Position Description Scope of Role Reporting to the Board of Directors, The Chief Executive Officer (CEO) will be responsible for working with the Board to set a strategic plan for the organization, overseeing operational performance, commercial development, financial stewardship and stakeholder relations. He must provide high energy leadership to the organization and foster a productive and progressive culture under which management and employees are fully engaged to meet and exceed the company’s objectives. The CEO must have an ability to bring together various technical teams to deliver upon material, value-added programs across the Company’s asset base. The CEO will evaluate existing technical operating capabilities and, as needed, establish an integrated and scaled execution model for the organization. The successful executive must be a proven leader who can establish immediate credibility with internal and external stakeholders, including the investment and regulatory communities both locally and internationally as well as local government and indigenous peoples’ organizations of the Northern Territory, Australia. This person should take pride in developing people, and in doing so ensure that the Company retains and recruits’ talent capable of delivering on the Company’s strategic opportunities, rewards accountability, promotes operational and financial achievement. Core Responsibilities ▪ In partnership with the Board of Directors develop the overall strategic direction of the Company, identify competitive issues, capitalize on core strengths, and develop and implement operating plans to achieve objectives and maximize value. ▪ Lead general management across key functional areas including Engineering, Operations, Risk Management, Commercialization, Business Development, Finance, Marketing, Accounting, HR, Legal, Regulatory. ▪ Drive the Company’s operational execution; in partnership with the COO, ensure operational forecasting and meeting the forecast; ensuring that the organization is being viewed in the market as a top-tier operator. Along with the operations management team, drive operational and cost efficiencies, while facilitating operational best practices and shale technologies. Ensure operations are operated and maintained in full compliance with safety, environmental, and other relevant standards. ▪ Drive strategic initiatives, ensuring alignment with financial and operational timelines, and cost reduction opportunities. Assess the organization’s ability to deliver upon committed expectations. ▪ Ensure that every incremental drilling dollar invested will meet or exceed its intended return. Monitor all costs with extreme prudence. ▪ Shareholder & investment relations - actively communicate with the existing and broader investment community to promote the organization’s strategy and plans. This executive must establish an immediate trusted relationship with the investment community to continue to position the Company as an organization that consistently achieves or exceeds market expectations. Build credibility with shareholders and the broader E&P community. ▪ Stakeholder and Community Engagement – Cultivate strong, trust-based relationships with local governments, regulatory bodies, and community leaders. Position Tamboran as a committed and responsible partner, actively contributing to the social and economic well-being of the Australian community. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

5 ▪ Quickly display and practice a transparent, collaborative, and motivated leadership style throughout the organization ensuring direct reports and associates understand the vision, values, and behaviours required to lead through actions. ▪ Lead the short-term and develop mid and long-term operational/financial goals and objectives that will deliver operational and financial expectations. Refine organizational structure and operating systems/processes to ensure the achievement of objectives in today’s challenging environment. ▪ This individual will spearhead the improvement of organizational structure, processes, and systems necessary to successfully and cost effectively manage current operations and projected growth, in alignment with strategic objectives. ▪ Develop and implement procedures and controls to ensure operational compliance with the Company’s governance, compliance and risk assessment policies, governmental regulations, sustainability policies, and best practices. ▪ Cultivate the leaders and talent within the Company to execute on strategy and foster a culture that is inclusive, enables collaboration, and promotes transparency. Set the tone and standards for values and behaviours with particular emphasis on ethics, safety, environment and sustainability, diversity/inclusion, and community relations. Manage a high performing leadership team and continuously identify, recruit, build and retain superior talent. ▪ Develop a network of relationships for future business development opportunities. ▪ Drive Tamboran’s commercial development and gas marketing strategy, taking advantage of supply needs in Australia and the broader Asia Pacific region; and ▪ Perform any other duties and responsibilities relevant to the CEO role as expected. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

Annexure B – Employment Agreement with Tamboran Services Pty Ltd Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

PRIVATE AND CONFIDENTIAL EXECUTIVE CONTRACT OF EMPLOYMENT Parties: Tamboran Services Pty Ltd ACN 163 215 487 of Level 39, Suite 1, Tower One, 100 Barangaroo Avenue, Barangaroo NSW 2000 (Company, we or us) Todd Abbott (Executive or you) 1. Definitions In this Contract, unless the contrary intention appears, the following words have the following meanings: Term: Definition: Associated Entities has the meaning given to it in the Corporations Act 2001 (Cth) (Corporations Act). Board means the Board of Directors of Tamboran Resources Corporation. Capacity includes being: (a) in partnership or in association with anybody else; (b) a principal, agent, consultant, adviser, representative, director, officer or employee (in a similar role to which you were employed by us) of anybody else; or (c) a trustee of anybody else. Compensation Committee means the compensation committee of the Board. Competing Business means any business which is in direct competition with the business of the Company or any Group Company and which is concerned with oil and gas exploration and development in those States or Territories in Australia in which the Company or any member of the Group has any interest in a license or application for a license or agreement. Contract means this Contract, which sets out the terms and conditions of the Executive's employment with the Company. Contract Commencement Date means 31 July 2027. Confidential Information includes but is not limited to the following information, in relation to the Company: (a) client information; (b) information which is specifically designated as confidential by the Company or the Company's customers, suppliers and stakeholders; (c) information which by its nature may be reasonably understood to be confidential; (d) the Company's trade secrets, Intellectual Property and Works; Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

2 (e) information regarding financial or business affairs; (f) client, customer and supplier lists and details, and any agreements, arrangements or terms of trade with, a client, customer and supplier, or a prospective client, customer and supplier; (g) all techniques, procedures and methods that the Company has devised or acquired for use in carrying out its business; (h) contractual, technical and production information, including information in relation to the design and specification of products and services, proposed alterations to them and proposed products and services; (i) marketing plans, and marketing and sales techniques; (j) notes and developments regarding confidential information; and (k) employee information. FWACT means the Fair Work Act 2009 (Cth). Group means, both jointly and severally, the Company, its Associated Entities and any other entity nominated by the Company to the Executive for the purposes of this definition. Group Company means any company in the Group. Identified Prospective Persons includes organisations, businesses or individuals that have been identified by the Company as an opportunity for obtaining future business (whether directly or through referral of other business). Immediate Family means any spouse, de facto partner, child, parent, grandparent, grandchild or sibling of you or your spouse or de facto partner. Intellectual Property means any and all intellectual property rights in relation to the Works including, without limitation, all copyright, all rights in relation to inventions, including patent rights, registered and unregistered trademarks (including service marks), registered and unregistered designs, confidential information, computer software, circuit layout rights, website development technology and know-how and all other rights resulting from intellectual activities in the industrial, scientific, literary, commercial or artistic fields, including any application or right to apply for registration of any of the foregoing rights throughout the world. Moral Rights includes the right to be identified as the author of Works, the right not to have any other person identified as the author of Works and the right not to have Works subjected to any derogatory treatment. Non-Compete Restraint Period (a) 12 months following the Termination Date. (b) 9 months following the Termination Date. (c) 6 months following the Termination Date. (d) 3 months following the Termination Date. (e) 6 weeks following the Termination Date. Non-Solicitation Restraint Period (a) 12 months following the Termination Date. (b) 9 months following the Termination Date. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

3 (c) 6 months following the Termination Date. (d) 3 months following the Termination Date. (e) 6 weeks following the Termination Date. Relevant Law means any legislation, award, enterprise agreement or any other industrial instrument applicable to your employment with us, as in force from time to time. Remuneration Package means the Base Salary that you will receive in respect of your work for us, as specified in clause 10 and the statutory superannuation contributions, as specified in clause 11. Serious Misconduct includes but is not limited to: (a) committing any serious or persistent breach of this Contract or any company policies and procedures; (b) breaching confidentiality or misusing the Company's Intellectual Property; (c) committing any act of dishonesty, fraud or assault in the course of your employment or which affects your suitability for employment with us; (d) being intoxicated or under the influence of illegal drugs, or drugs which have not been prescribed for you, while at work; (e) being, in the opinion of the Company, grossly negligent or otherwise grossly incompetent in the performance of your duties and responsibilities; (f) possessing dangerous, harmful or unauthorised materials in the workplace (including firearms, weapons, drugs and alcohol); (g) engaging in wilful or negligent conduct which poses a serious risk to health and safety; (h) being charged with a criminal offence which, in our opinion, affects your suitability for employment with us; (i) becoming bankrupt or making any arrangement or composition with your personal creditors that has a negative impact on the Company; (j) becoming prohibited by law from being a company director; (k) refusing to carry out a lawful and reasonable direction; (l) engaging in conduct that would bring the Company into disrepute or otherwise significantly prejudices or is considered likely to significantly prejudice the reputation of the Company; (m) making any contributions or gifts or providing entertainment or any other expenses relating to political activity or making any direct or indirect payment to government officials or employees in contravention of any laws, statutes, rules, regulations, ordinances, guidance or other pronouncements applicable in any country including, without limitation, the Criminal Code Act 1995 (Cth) and any legislation, rules and regulations adopted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

4 (n) being convicted of an offence under any statutory enactment or regulation relating to insider trading or market abuse; and (o) the meaning given to that term in the Fair Work Regulations 2009 (Cth). SGC Legislation means the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth). Termination Date means the date on which your employment with the Company terminates for any reason whatsoever. Unforeseen Circumstances means: (a) a death in the Executive's Immediate Family; (b) the Executive or a member of the Executive's Immediate Family being diagnosed with a sudden and serious medical condition that requires long-term treatment or recovery in the United States of America; and / or (c) changes in Australian immigration laws resulting in a loss of work authorisation or residency rights for the Executive in Australia due to no fault of the Executive. Works means all programs, programming, literary, dramatic, musical and artistic works within the meaning of the Copyright Act 1968 (Cth) and any invention, discovery, design, improvement, formula, process, technique or any other item or materials in which intellectual property rights subsist or are capable of subsisting and is wholly or partly created, made or discovered by you either: (a) in the course of your employment with the Company; or (b) using the facilities, resources, time or any other opportunity provided by the Group. 2. Fair Work Information Statement 2.1 The Fair Work Information Statement that you are required to receive is enclosed. 3. Commencement Date of Employment and This Contract 3.1 Your employment with the Company will commence on the Contract Commencement Date. For the avoidance of doubt, the Company recognises any service-related benefits and accrued entitlements due to you for service to any Group Company prior to the date of this Contract. The Company and Executive agree that, as at the date of the Contract, the Executive's leave balance is as set out in Schedule 1. 3.2 This Contract will govern your employment with the Company from the Contract Commencement Date. 3.3 This Contract replaces any and all previous employment contracts validly entered into before this Contract between you and the Company or any Group Company. 4. Term 4.1 Your employment with the Company will continue until terminated in accordance with this Contract. 5. Position 5.1 You will be employed in the position of Chief Executive Officer of the Company. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

5 6. Manager 6.1 You will report directly to the Board, or any other position nominated by the Company from time to time. 6.2 You must: (a) promptly inform the Board of all matters relevant to the proper performance of your duties and such other matters reasonably required by the Board; and (b) meet and discuss with the Board any aspect of the affairs of the Company or the performance of your duties as required by the Board. 7. Duties and Responsibilities 7.1 Your duties and responsibilities are set out in the relevant position description (as provided and amended by us from time to time). The position description relevant to your role is set out in Schedule 2. 7.2 Your position description is not intended to be a complete list of your duties and responsibilities. In addition to those duties and responsibilities, you agree to: (a) perform any other duties that the Company and/or the Board may reasonably require you to perform; (b) perform your duties to the best of your abilities and knowledge in a conscientious and professional manner; (c) follow all lawful and reasonable directions given to you by the Company and act in accordance with all applicable laws; (d) serve the Company honestly and faithfully and use your best endeavours to promote and enhance the Group's best interests and reputation; (e) act ethically, constructively and cooperatively in the performance of your duties and in any dealings with the Group's employees, customers and business associates; (f) disclose to the Company any of your interests which may compete or conflict with the interests of the Company and/or the Board; and (g) during your working hours, devote all of your working time and attention to your employment with the Company. 7.3 We may direct you to perform or not to perform any part of your duties at any time. 7.4 Unless it is replaced by another written agreement, this Contract will continue to apply to your employment with the Company despite any change to your position, title, status, duties, responsibilities or remuneration. 8. Place of Work 8.1 Your primary place of work is Brisbane, Queensland, Australia, or such other place of business as the Company may agree with you in order to facilitate the carrying out of your duties. 8.2 You agree that you will be required to travel and/or work remotely at places other than your primary place of work, including travel to the Company's various work locations in Australia and overseas and to sources of funding for the Company's activities. You will not be entitled to any additional remuneration for travel, and the expenses and any travel allowance that you may be able to claim will be in accordance with any relevant Company policy. 8.3 In circumstances where you are required to travel by air, you will be entitled to travel in business class on any scheduled commercial flights exceeding 4 hours. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

6 9. Hours of Work 9.1 You are employed on a full-time basis. 9.2 The Company's standard operating hours are between 9am and 5pm, Monday to Friday. You are required to perform your duties during the Company's standard operating hours, and at such other times as may be reasonably required for the operational requirements of the Company. 9.3 Consistent with the nature of your position and in order to perform your duties satisfactorily, you may be required to work additional hours including after-hours or on weekends. You agree that these additional hours are reasonable additional hours having regard to your position and remuneration and you will not receive any additional remuneration for hours worked in addition to your ordinary hours of work except as specified in this Contract. 10. Remuneration 10.1 You will receive a full-time base salary of US $550,000 per annum (gross) (Base Salary), along with superannuation as outlined in clause 11 below. 10.2 Your Remuneration Package includes all payments and benefits that we are legally obliged to provide to you or pay on your behalf. 10.3 Unless otherwise specified in this Contract, the components of your Remuneration Package and any other payments made to you under this Contract (including any allowances or discretionary benefits), compensate you for and can be specifically set-off against, applied to and absorb any existing or newly- introduced payments or benefits to which you are or may become legally entitled (including any requirement to pay a minimum hourly rate of pay for each hour worked, allowance, loading, annual leave loading, overtime, penalty rate and/or shift loading) under any Relevant Law. 10.4 Your Remuneration Package will be reviewed by the Company annually, or upon request by the Executive and the Board if the scope and nature of the role has changed significantly. In undertaking this review, the Company may have regard to any matter in its absolute discretion. Remuneration increases are not automatic, and any increase is within the Company's absolute discretion. 11. Superannuation 11.1 In addition to your Base Salary, where required by law, the Company will contribute superannuation contributions as a percentage of your base salary (currently 12%), up to the maximum contribution base, in accordance with the minimums required by the SGC Legislation in order to avoid a superannuation guarantee charge being imposed on the Company, into a superannuation fund nominated by you or, if you do not choose to nominate a fund, into the Company's default fund. 12. Method and Frequency of Payment 12.1 You will be paid your Base Salary (net of tax) monthly, by electronic transfer into an account nominated by you. 12.2 You agree that if we fail to make payment in accordance with clause 12.1 for reasons beyond our control, such failure will not constitute a breach of this Contract. 12.3 The Company reserves the right to vary the method and frequency of payment. If the Company decides to change the payment procedure, you will be provided with one month's written notice. 13. Bonus and Incentives Incentive Compensation. 13.1 During your employment, you may be eligible to receive short-term incentive (STI) compensation as determined by the Board from time to time in its sole discretion. Your STI target compensation shall be set by the Compensation Committee and the Board together with performance metrics and shall initially Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

7 be one hundred percent (100%) of your Base Salary; provided, however, that such target shall not limit the discretion of the Board to determine the amount of any such compensation. Payment of the STI is discretionary and contingent upon the Group achieving predetermined business and financial goals, as well as your individual performance. 13.2 Your eligibility to participate in the Company’s short-term and long-term incentive programs and plans shall be subject to the terms of such programs and plans as established, amended, or terminated by the Board from time to time. The Company shall at all times retain the sole and absolute discretion to establish, amend, award and terminate such plans. Subject to the terms of the applicable plans, any payment received will be calculated using your Base Salary as of December 31 of the plan year. To earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid. 13.3 During your employment, you may be eligible to receive long-term incentive (LTI) compensation as determined by the Board from time to time in its sole and absolute discretion. Any LTI awarded to you will be in accordance with the Group's relevant Equity Incentive Plan in place from time to time. 14. Insurances 14.1 The Company will provide benefits, being life insurance, private health insurance, international medical and emergency cover and Directors & Officers insurance. The terms and conditions of the insurance are available on request and are subject always to the terms of the relevant insurance plans. 15. Operation of Motor Vehicle 15.1 If you are required to drive a vehicle to perform your duties, you must: (a) have a current driver's licence; and (b) comply with all relevant motor vehicle driving laws and any relevant company policy. 15.2 Penalties for failing to comply with road or parking laws or rules will at all times be your responsibility. 16. Expenses 16.1 The Company will pay all reasonable expenses incurred by you in the course of your employment (including, for example, travel, hotel and entertainment expenses), provided you: (a) comply with any relevant company policy; and (b) provide us with acceptable documentation for the expense being incurred. 17. Allowances Relocation Allowance 17.1 You will arrange full relocation to Brisbane, QLD Australia or other mutually agreed office location in Australia by no later than 30 July 2027. 17.2 The Company will reimburse you an amount of up to US$150,000.00 for expenses incurred as part of your relocation subject to provision of a valid receipt to the Company (Relocation Allowance). 17.3 If you resign from your employment with 24 months of the Commencement Date, the Relocation Allowance will become a debt to be repaid to the Company, unless the resignation is due to Unforeseen Circumstances. In such circumstances, you agree to repay the full amount of the Relocation Allowance within 30 days of termination of your employment. The Company may deduct any unpaid amount of the Relocation Allowance from your final pay as permitted by law. You agree to execute any documents required to give effect to this clause. 17.4 If your employment terminates for any reason other than for cause, the Company will repatriate you to the United States of America in accordance with the terms of your Visa, unless otherwise agreed. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

8 Phone Allowance 17.5 The Company will provide you with a mobile phone allowance for use of a personal phone for employment related purposes up to a maximum value of AU $125.00 per month. Spouse Travel Allowance 17.6 During your employment, the Company will cover the cost of one round trip business-class airfare per calendar year for your spouse to travel from Australia to the United States. This benefit does not accrue or "roll over" and must be used each of year or it will be forfeited if unused in any year. Tax Allowance 17.7 The Company will reimburse you for reasonable fees incurred by you for tax advice and tax preparation services provided by Deloitte or another Company appointed tax firm up to a maximum value of AUS $10,000.00 per year during your employment. Further details of this benefit will be provided to you in writing. 18. Visa 18.1 Your employment is conditional upon you obtaining and maintaining an appropriate visa which entitles you to lawfully work and reside in Australia. The Company agrees to cover the costs of your 482 Visa. 18.2 You are obliged to notify the Company immediately if your visa or work right status changes. 18.3 Notwithstanding any other remedy which may be available to the Company, you acknowledge that the Company may terminate your employment in the event that you do not: (a) hold and retain a valid visa; (b) comply with any conditions attaching to your visa; and (c) pass any relevant character test or health assessment attaching to your visa. 19. Authority to Deduct 19.1 Subject to any Relevant Law, we may at any time during your employment or following its termination deduct from your salary or other amounts payable to you any monies owed by you to us if it is reasonable to do so. This may include: (a) overpayments we make to you, whether in error or otherwise; (b) monies paid to you for leave where you had no such entitlement to payment for that leave; and (c) deductions for the purposes of recovering reasonable costs that we have incurred and which benefit you personally, such as items purchased on a corporate credit card for personal use, costs of personal calls on a mobile phone or the costs associated with the private use of a company car. 19.2 You agree that authorising the Company to make deductions from your salary in accordance with this clause is a benefit to you as it may dispense with the need to commence recovery proceedings against you. 19.3 If on termination of your employment you owe any money to us, you must pay us this amount immediately on termination or we may set-off the debt against any amounts payable to you for your entitlements on termination. 20. Group Property and Facilities 20.1 The Company may provide you with Group Property. You agree: Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

9 (a) not to remove Group Property from the Group's premises without our permission; (b) to maintain Group Property in good working order; (c) to ensure the security of, and protect all Group Property that is in your possession, power or control; and (d) not to use Group Property in a way that breaches any laws or rights of a third party. 20.2 We may require you to return any Group Property, which is in your possession, power or control, immediately upon request at any time or on termination of your employment, whichever occurs first. You agree that a requirement to return any Group Property during your employment will not constitute a repudiation of this Contract. 20.3 Where any of the Group's Confidential Information or Intellectual Property is recorded in the form of video tape, computer information, software or any other stored format on any medium, you must not take, delete, alter, record, copy, summarise or disclose to any third party any of this information, and we may require you at any time to delete or erase this information so that it cannot be retrieved, and verify this to our satisfaction. 20.4 The Company may provide you with access to certain facilities, including email and internet services, computer systems, telephone services (mobile and landline), facsimile machines and photocopying facilities. You must use these facilities in accordance with any applicable policies or procedures. 21. Confidential Information 21.1 You must, both during and after the termination of your employment, keep confidential and not directly or indirectly use, copy, disclose to any person or remove from our premises (or attempt to use, copy, disclose to any person or remove from our premises), any Confidential Information, except: (a) with our prior authorisation; (b) as necessary for the proper performance of your duties; or (c) as obliged by any relevant legislation. 21.2 When you disclose any Confidential Information as permitted by clause 21.1, you will ensure that whoever it is disclosed to is made aware of its confidential nature. You will do your utmost to ensure that those persons do not disclose that information, and do not use it for any purpose, other than the purpose for which it was disclosed to them. 21.3 You must immediately notify us of any suspected or actual unauthorised use, copying or disclosure of Confidential Information, by you or anybody else. 21.4 You agree to execute all documents which the Company requests you to execute in respect of confidential or business sensitive information. 21.5 You must provide us with assistance as required in any proceedings against any person for unauthorised use, copying or disclosure of Confidential Information. 22. Intellectual Property 22.1 You acknowledge and agree that all Intellectual Property Rights that you develop or conceive in the course of, or arising out of, the performance of your duties as an employee of the Company, whether for the Company or for any other company in the Group, whether alone or in conjunction with anybody else, and otherwise in any way related to the business of the Group, will be the sole and exclusive property of the Company, including any Intellectual Property Rights created: (a) using the Group's premises, resources or facilities including, the Company's Intranet; (b) directly or indirectly as a result of access to Confidential Information; or Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

10 (c) in respect of or associated with any of the Group's products or services and any methods of making, using, marketing, selling or providing those products or services. 22.2 Immediately upon development or conception, you assign to the Company, absolutely and irrevocably, all of your present and future rights, title and interest in and to all Intellectual Property Rights so as to vest such right, title and interest in the Company. 22.3 To the extent that any Intellectual Property Rights are not capable of being assigned under paragraph 22.2, you grant to the Company a perpetual, exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up licence (with rights to sublicense through multiple tiers of sub licensees) to fully use, practice and exploit all such rights, title and interest in and to the relevant Intellectual Property Rights. 22.4 On request by the Company, you will immediately disclose in writing to the Company all Intellectual Property Rights as set out in paragraph 22.1 that you develop or conceive. 22.5 You must not use, copy, reproduce or distribute any Intellectual Property Rights or Works of the Group, except as solely necessary for the performance of your duties or otherwise with the Company's prior written consent. 22.6 Whether during or after your employment, you agree to execute all documents and do all things necessary to give effect to this clause 22. If the Company for any reason is unable to secure your signature to any document required for the purpose of this clause, you hereby irrevocably appoint the Company and the Company's duly authorised officers and agents as your agents and attorney to act on your behalf. 23. Moral Rights 23.1 You consent to the doing of any acts or making of any omissions by the Group, its employees, servants, agents, licensees, successors and assigns that infringe your Moral Rights in any Works made by you in the course of your employment with us, including: (a) not naming you as the author of a Work; (b) naming another person as the author of a Work; and (c) amending or modifying (whether by changing, adding to or deleting/removing) any part of a Work, whether those acts or omissions occur before, on or after the date of this Contract. 23.2 You acknowledge that your consent is genuinely given without duress of any kind and that you have been given the opportunity to seek legal advice on the effect of giving this consent. 24. Leave 24.1 You are entitled to paid and unpaid leave in accordance with the Relevant Law. A summary of your leave entitlements in accordance with the Relevant Law currently in force is set out below. Annual Leave 24.2 Full-time employees are entitled to 4 weeks of annual leave for each year of service, which will accrue progressively in accordance with the Relevant Law. Part-time employees have a pro-rata entitlement to annual leave. 24.3 Any accrued but untaken annual leave is payable on termination. 24.4 Accrued annual leave can be taken at such time or times as agreed between you and the Company. However, except by consent from the Chairman, you may not take more than 15 consecutive working days' annual leave at any one time. 24.5 In the absence of agreement, we may direct you to take annual leave in accordance with the Relevant Law. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

11 24.6 The Company may require you to take accrued annual leave, including during any shutdown (such as over the Christmas/New Year period). Personal/carer's Leave 24.7 You are entitled to paid "personal/carer's leave". This can be taken in the event of your illness or injury (your illness or injury being referred to as "Sick Leave") or to provide care or support to your Immediate Family or a member of your household in the event of their illness or injury or in case of an unexpected emergency affecting them (Carer's Leave). 24.8 Full-time employees will accrue paid personal/carer's leave at the rate of 12 days for each year of service, which will accrue progressively in accordance with the Relevant Law. Part-time employees have a pro- rata entitlement to personal/carer's leave. 24.9 Accrued but untaken personal/carer's leave is not payable on termination of your employment. 24.10 If you have exhausted your paid personal/carer's leave entitlements under this clause and you comply with the relevant statutory notice requirements, you are entitled to an additional two days of unpaid carer's leave per occasion in the event of illness or injury of, or an unexpected emergency affecting, a member of your Immediate Family or household. The two days of unpaid carer's leave must be taken consecutively unless otherwise agreed between you and the Company. 24.11 If you need (or needed) to take personal/carer's leave in accordance with this clause, you must notify the Company of the need as soon as practicable. The Company reserves the right to require you to submit a medical certificate or statutory declaration for any personal/carer's leave you take in accordance with the Relevant Law. At a minimum, you must provide evidence of any absence exceeding two consecutive work days. Executive Sick Leave 24.12 As an enhanced benefit, the Executive is entitled to receive full salary and contractual benefits during any period of absence due to personal sickness or injury for up to an aggregate of 12 weeks in any 52 week period (whether such absence is continuous or intermittent) which is inclusive of the Sick Leave (Executive Sick Leave). 24.13 The Executive's entitlement to take Executive Sick Leave is subject to the Executive's compliance with the Company's sickness absence procedures, as amended from time to time. Any sums paid include any benefits in accordance with applicable legislation in force at the time of absence. Thereafter, the Company will pay the equivalent benefit to which the Executive may be entitled to at law. Compassionate Leave 24.14 You are entitled to up to five days of paid compassionate leave per permissible occasion in the following circumstances: (a) to spend time with a member of your Immediate Family or household who contracts or develops an illness or who sustains an injury that poses a serious threat to their life; and (b) after the death of a member of your Immediate Family or household, provided that you give the Company any evidence that we reasonably require of the illness, injury or death. 24.15 The five days of compassionate leave need not be taken consecutively. 24.16 After the death of a spouse, de facto partner or child, you may be entitled to an extended period of paid compassionate leave, subject to the discretion of the Chairman. 24.17 If the permissible occasion is the contraction or development of an illness, or the sustaining of an injury, you may take the compassionate leave for that occasion at any time while the illness or injury persists. 24.18 Unused compassionate leave does not accrue from one financial year to the next. Your untaken compassionate leave will not be paid out by the Company on termination of your employment. Long Service Leave Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

12 24.19 You are entitled to Long Service Leave pursuant to the relevant state Long Service Leave Act. Other Leave 24.20 In accordance with the Relevant Law, you may be entitled to: (a) unpaid parental leave; (b) community service leave, including jury service leave; (c) family and domestic violence leave; and (d) paid leave on public holidays in the State or Territory in which you work if the public holiday falls on a day that you would ordinarily work. 25. Disciplinary Action 25.1 We may initiate disciplinary action against you for unsatisfactory performance, misconduct or serious misconduct. The outcome of the disciplinary action may include termination of your employment. We may reduce or change your duties as a result of disciplinary action taken and reduce your remuneration to reflect the level of the duties you are then required to perform. 25.2 Disciplinary action undertaken by us to redeploy or demote does not terminate the employment or this Contract. 26. Suspension 26.1 Where we consider it necessary to adequately investigate allegations of misconduct or impropriety against you, we have the right to: (a) suspend you, with pay, for a period of time determined by the Company; (b) direct you not to attend the workplace, communicate with fellow employees, customers or suppliers of the Group, or any other persons involved in the allegations or misconduct which is being investigated, or otherwise interfere with the conduct of the investigation; and (c) appoint any person to conduct the investigation, and direct you to provide any assistance and answer any questions required for the investigation. 27. Termination 27.1 Subject to the Relevant Law and other provisions of this Contract, either you or the Company may terminate your employment at any time providing the other with twelve (12) months' written notice. 27.2 If either party gives notice of the termination of your employment, we may: (a) pay you in lieu of part or all of the notice period; or (b) require that you: (i) do not attend any location at which the Group operates, and instead predominantly remain at your home during your standard hours of work, being available on call to attend work and perform any duties required by us; (ii) perform duties other than your normal duties, including less senior or significant duties; (iii) assist the Company with a proper hand over of the duties of your position; (iv) not have any dealings with any customers or suppliers of the Group; and/or (v) return any the Group Property, Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

13 which you agree will not constitute a repudiation of your Contract. You will continue to receive your remuneration during this period. 27.3 If we direct you not to attend work in accordance with clause 27.2(b)(i), the Company may, at any time during this period of garden leave: (a) require you to take any outstanding annual leave (subject to applicable law); (b) request that you resign from any directorships of the Group and that resignation shall not constitute grounds for a claim for constructive dismissal; and (c) remove you from any office of from the Board of any member of the Group. 27.4 If we elect to pay you in lieu of part or all of the notice period in accordance clause 27.2(a), your employment terminates on the date we notify you of this election. 27.5 If you fail to provide the required period of notice or fail to work for the full duration of any period of notice, you will not be paid for the period in respect of which you do not work. 27.6 We may terminate your employment immediately in writing if you engage in Serious Misconduct without any obligation to provide you with a period of notice or pay you compensation. 27.7 You must not at any time after the termination of your employment represent yourself as being in any way connected with or interested in the business of the Group. 27.8 Upon termination of the employment and/or this Contract for any reason, you will immediately resign from any and all offices in the Group that you hold, including the office of director or secretary of any members of the Group. If you fail to resign within five business days of being requested by the Company, the Company is irrevocably authorised to appoint another person in your name and on your behalf to execute all documents and to do anything necessary to effect your resignation. 27.9 To the extent that the Corporations Act or the ASX Listing Rules prohibit or limit any payment required to be made under this Contract, the Company will not be bound to make such a payment nor is the Company required to seek shareholder approval for the making of any such payment. 28. Abandonment of Employment 28.1 If you are absent from work for a continuous period of five working days without our approval or without notification by you to us during that period of the absence and the reason for it, you will be deemed to have abandoned your employment. 29. Restraints Restraints during employment 29.1 During your employment, you must not, without our prior written consent (which in the case of charitable work will not be unreasonably withheld): (a) take up any position with any other corporation, firm or organisation (whether paid or unpaid); (b) have any interest or hold any shares or securities which create or may create a real or perceived conflict of interest; (c) encourage or persuade any of the Group's employees, agents or contractors to resign or stop providing services to the Group; and/or (d) encourage or persuade any of the Group's customers, suppliers or agents to terminate or change their trade relationship with the Group. Post-employment restraints 29.2 You acknowledge that during your employment with the Company, you: Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

14 (a) have or will become possessed of Confidential Information regarding the business of the Group, and its customers and suppliers; and/or (b) have developed or will develop influence over the customers, employees, contractors and suppliers of the Group. Non-compete 29.3 In order to protect the goodwill of the Group and in consideration of your remuneration, you agree that on and from the date of the termination of your employment with us for whatever reason, you will not, for the Non-Compete Restraint Period: (a) on your own behalf or on behalf of any other person and in any Capacity, without the written consent of the Company, directly or indirectly carry on, operate to be engaged, interested or employed in a Competing Business; and/or (b) carry on any trade or business whose name incorporates the words "Tamboran" or any deviation or extension thereof which is likely to be confused with the name of Tamboran or any other Group member. Non-solicitation 29.4 In order to protect the goodwill of the Group and in consideration of your remuneration, you agree that on and from the date of the termination of your employment with us for whatever reason, you will not, for the Non-Solicitation Restraint Period, on your own behalf or on behalf of any other person and in any Capacity, without the written consent of the Company, directly or indirectly: (a) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Group and any of its: (i) clients, customers or suppliers in respect of whom you have carried out work or have had a business relationship at any time during the last 12 months of your employment; (ii) Identified Prospective Persons with whom you have been involved in developing a business relationship for the Group's benefit at any time during the last 12 months of your employment; (b) accept a request from a customer to provide services relating to a Competing Business; (c) induce, encourage or solicit any of the Group's employees, contractors or agents with whom you have worked or have had a business relationship at any time during the last 12 months of your employment to leave the Group's employment or agency or to cease providing services to the Group; (d) counsel, procure or otherwise assist any person to do any of the acts referred to in any of sub- clauses 29.4(a) to (c) above. 29.5 You agree that: (a) the restraints set out in clause 29.3 and 29.4 will be construed to the maximum extent and have effect as if they were a number of separate, independent and cumulative covenants and restraints which result from: (i) in clause 29.3, combining the non-compete obligations with each separate NonCompete Restraint Period; and (ii) in clause 29.4, combining each of the obligations in clauses 29.4(a) to 29.4(d) (inclusive) with each separate Non-Solicitation Restraint Period, each such resulting obligation being severable from each other such resulting obligation; (b) if any separate covenant and restraint referred to in clause 29.3 and 29.4 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in force; Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

15 (c) you have received, directly and indirectly, substantial and valuable consideration for each separate covenant and restraint in this clause including your employment, remuneration and leave entitlements; (d) the covenants and restraints contained in this Contract are at the date of this Contract (and as the parties can at that date foresee) no greater than is reasonably necessary for the protection of the interests of the Group given the nature of the business and undertaking of the Group; (e) whilst the restrictions continue to operate, you must immediately notify any new or prospective employer or principal contractor, partner, or joint-venturer of the restrictions, and provide a copy of the restrictions contained in this clause 29; and (f) nothing in this clause 29 is to be taken as limiting your duties of confidentiality and good faith and fidelity to the Company under the general law. 29.6 In the event that the Company invokes its rights in accordance with clause 27.2(b)(i) and (ii), the Non- Solicitation Restraint Period and Non-Compete Restraint Period shall be reduced by any period spent on garden leave or performing “other than normal duties” prior to the Termination Date. 29.7 Nothing in this clause 29, whether express or implied will prevent you from being a holder for the purpose of investment only of marketable securities of no more than 5% of the issued capital of any company or trust whose shares or units are listed on a recognised stock exchange. 29.8 You will not at any time after the termination of your employment make any representation that you are in any way connected with or interested in the business or activities of the Company. 30. Post-termination Assistance 30.1 During the employment and for the period of 12 months following the Termination Date, you agree to furnish such information and reasonable assistance to the Group as it may reasonable require in connection with litigation in which it is or may become a party. This obligation on your behalf will include, without limitation, meeting with the Group's legal advisors, providing witness evidence, both in written and oral form, and providing such other assistance in the litigation that the Group's legal advisors in their reasonable opinion determine. 30.2 The Company will reimburse you for all reasonable out of pocket expenses and demonstrable loss of remuneration incurred by you in furnishing such information and assistance. For the avoidance of doubt, the obligations under the clause will continue notwithstanding the termination of your employment with the Company. 31. Insider Trading 31.1 You will, during the employment and for 12 months following the Termination Date howsoever arising, comply (and procure that your Immediate Family shall comply) with all applicable rules of law, the applicable stock exchange regulations and any code of conduct of the Group for the time being in force, in relation to dealings in shares, debentures or other securities of the Company and any unpublished price sensitive information affecting the securities of any other company. 31.2 You will maintain an "evergreen" list of "insider" positions at the Group and make this list available to the Board upon request. 32. Remedies for Breach 32.1 You agree that in the event of a breach by you of any of clauses 21, 22, or 29 damages would not be an adequate remedy and the Company may, in addition to any other available remedies, obtain an urgent, interlocutory injunction restraining any further violation and other equitable relief, without the necessity of showing actual damage, together with recovery of costs. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

16 33. Work Health and Safety 33.1 You must comply with all work health and safety laws and relevant company policies to provide a safe and healthy workplace for yourself, fellow employees and visitors of the Group. 33.2 You must attend to your work safety and notify the Board if you become aware of any workplace risks. 33.3 You must under no circumstances attend work under the influence of alcohol or drugs unless the drugs are prescribed by a doctor and then only on the basis that you are certified fit for work and are capable of performing your duties safely. 33.4 You agree that we can request that you attend drug and alcohol testing to establish that you are fit for work. 33.5 You agree and acknowledge that any breach of this clause may result in disciplinary action, including the immediate termination of your employment. 34. Anti-discrimination and Harassment 34.1 We are an equal opportunity employer. You must comply at all times with any company policies and Relevant Law in respect of anti-discrimination and harassment. 35. Policies 35.1 You agree to comply with any policies and procedures that we may implement, as varied from time to time by us in our discretion, and that you will regularly familiarise yourself with these policies and procedures. To the extent that a policy or procedure requires you to do or refrain from doing something, it constitutes a direction from the Company with which you must comply. 35.2 If you breach a policy or procedure, you may be subject to disciplinary action, which may include the termination of your employment. 35.3 To the extent that the contents of policies or procedures refer to obligations on us, you agree that they are guides only and are not contractual terms, conditions or representations on which you rely and they do not, directly or indirectly, give rise to any legally enforceable obligation against the Company. 36. Warranties 36.1 You warrant that you: (a) possess the experience, credentials, industry knowledge, business influence, contacts and qualifications contained in your curriculum vitae or otherwise represented by you orally or in writing to us or our agents or representatives in applying for employment with us; (b) have and will maintain all certifications and licences required for the work you perform for us, if applicable; (c) have disclosed to us all injuries, conditions and illnesses previously or currently suffered by you, that may affect your ability to safely and ably perform your position, or which could be affected by or require accommodation for the purposes of your employment with us; and (d) have the legal right to enter into this Contract and, in performing your duties and obligations under this Contract, you will not be in breach of any obligation to a third party. 36.2 You acknowledge that a failure to truthfully and accurately disclose information to us, including in respect of the matters in clause 36.1, may result in the termination of your employment. 36.3 You agree that we can contact any referees that you have supplied to this Company for confirmation of your skills, expertise and experience. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

17 37. Workplace Surveillance 37.1 You acknowledge and agree that from the commencement of your employment with us, you may be subject to: (a) continuous and ongoing monitoring, recording, blocking and surveillance of all communications carried on or received through our communications and technology systems and all other use of our software, information technology and electronic resources (including but not limited to internet use, email and any GPS device); and (b) continuous and ongoing camera surveillance whilst on our premises or any site at which you are directed to work. 38. Privacy 38.1 You will comply with the requirements of the Privacy Act 1988 (Cth), any applicable State legislation regarding privacy, and any company policies when dealing with personal information. 39. Prohibition on Inducement 39.1 Except as provided in this Contract, you will not, directly or indirectly: (a) request or accept from any person or entity; or (b) offer or provide to any person or entity, any payment or other benefit as an inducement or reward for any act in connection with the business of the Group. 40. General 40.1 This Contract constitutes the entire agreement between you and us regarding the matters in it and supersedes any prior discussions, representations, agreements or understandings made between you and us, whether orally or in writing. 40.2 Clauses 1, 19, 20, 21, 22, 23, 27.7, 29, 30, 31, 38 and 40, of this Contract continue after the termination, cessation or completion of your employment with us and shall be enforceable by us at any time. 40.3 To the extent any obligation imposed on you or term contained in this Contract is for the benefit of the Group, the Company has sought this obligation as agent for and on behalf of those persons and entities and holds the benefits of those obligations as trustee. Each person or entity expressly owed an obligation or entitlement under this Contract is entitled to enforce the provisions of this Contract by legal proceedings in their own name notwithstanding that they have not executed a copy of this Contract or received a counterpart. 40.4 This Contract can only be varied by mutual agreement of the parties in writing. 40.5 If any provision of this Contract is in any way unenforceable, illegal or invalid, that provision is to be read down so as to be enforceable, legal and valid. If that is not possible, the offending provision (or where possible, the offending part of the provision) will be severed and the other provisions of this Contract remain in full force and effect. 40.6 All notices may be sent either by personal delivery or by pre-paid mail to the last known address of the other and must also be sent by electronic mail. 40.7 This Contract is governed by the law in New South Wales. The parties submit to the exclusive jurisdiction of the courts of New South Wales, Australia and any courts competent to hear appeals from those courts. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

18 41. Acknowledgment and Acceptance 41.1 By signing this Contract, you are acknowledging that: (a) you have had sufficient time to review its contents; (b) you have been given the opportunity to obtain advice concerning its contents and effect; and (c) you have read and understand the contents of this Contract and your obligations. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

19 EXECUTED as an Agreement by Tamboran Services Pty Ltd ACN 163 215 487 in accordance with section 127 of the Corporations Act 2001 (Cth) Signature of Director Signature of Director/Company Secretary Name of Director (please print) Name of Director/Company Secretary (please print) by Todd Abbott in the presence of: Signature of Witness Signature of Todd Abbott Name of Witness (please print) Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149 Eric Dyer Jennifer Abbott Rohan Vardaro

20 SCHEDULE 1 - LEAVE BALANCE Entitlement Balance as at the Contract Commencement Date Annual leave [Insert balance] Personal/carer's leave [Insert balance] Long Service Leave [Insert balance] Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

21 Schedule 2 - Position Description Scope of Role Reporting to the Board of Directors, The Chief Executive Officer (CEO) will be responsible for working with the Board to set a strategic plan for the organization, overseeing operational performance, commercial development, financial stewardship and stakeholder relations. He must provide high energy leadership to the organization and foster a productive and progressive culture under which management and employees are fully engaged to meet and exceed the company’s objectives. The CEO must have an ability to bring together various technical teams to deliver upon material, value-added programs across the Company’s asset base. The CEO will evaluate existing technical operating capabilities and, as needed, establish an integrated and scaled execution model for the organization. The successful executive must be a proven leader who can establish immediate credibility with internal and external stakeholders, including the investment and regulatory communities both locally and internationally as well as local government and indigenous peoples’ organizations of the Northern Territory, Australia. This person should take pride in developing people, and in doing so ensure that the Company retains and recruits’ talent capable of delivering on the Company’s strategic opportunities, rewards accountability, promotes operational and financial achievement. Core Responsibilities ▪ In partnership with the Board of Directors develop the overall strategic direction of the Company, identify competitive issues, capitalize on core strengths, and develop and implement operating plans to achieve objectives and maximize value. ▪ Lead general management across key functional areas including Engineering, Operations, Risk Management, Commercialization, Business Development, Finance, Marketing, Accounting, HR, Legal, Regulatory. ▪ Drive the Company’s operational execution; in partnership with the COO, ensure operational forecasting and meeting the forecast; ensuring that the organization is being viewed in the market as a top-tier operator. Along with the operations management team, drive operational and cost efficiencies, while facilitating operational best practices and shale technologies. Ensure operations are operated and maintained in full compliance with safety, environmental, and other relevant standards. ▪ Drive strategic initiatives, ensuring alignment with financial and operational timelines, and cost reduction opportunities. Assess the organization’s ability to deliver upon committed expectations. ▪ Ensure that every incremental drilling dollar invested will meet or exceed its intended return. Monitor all costs with extreme prudence. ▪ Shareholder & investment relations - actively communicate with the existing and broader investment community to promote the organization’s strategy and plans. This executive must establish an immediate trusted relationship with the investment community to continue to position the Company as an organization that consistently achieves or exceeds market expectations. Build credibility with shareholders and the broader E&P community. ▪ Stakeholder and Community Engagement – Cultivate strong, trust-based relationships with local governments, regulatory bodies, and community leaders. Position Tamboran as a committed and responsible partner, actively contributing to the social and economic well-being of the Australian community. ▪ Quickly display and practice a transparent, collaborative, and motivated leadership style throughout the organization ensuring direct reports and associates understand the vision, values, and behaviours required to lead through actions. ▪ Lead the short-term and develop mid and long-term operational/financial goals and objectives that will deliver operational and financial expectations. Refine Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149

22 organizational structure and operating systems/processes to ensure the achievement of objectives in today’s challenging environment. ▪ This individual will spearhead the improvement of organizational structure, processes, and systems necessary to successfully and cost effectively manage current operations and projected growth, in alignment with strategic objectives. ▪ Develop and implement procedures and controls to ensure operational compliance with the Company’s governance, compliance and risk assessment policies, governmental regulations, sustainability policies, and best practices. ▪ Cultivate the leaders and talent within the Company to execute on strategy and foster a culture that is inclusive, enables collaboration, and promotes transparency. Set the tone and standards for values and behaviours with particular emphasis on ethics, safety, environment and sustainability, diversity/inclusion, and community relations. Manage a high performing leadership team and continuously identify, recruit, build and retain superior talent. ▪ Develop a network of relationships for future business development opportunities. ▪ Drive Tamboran’s commercial development and gas marketing strategy, taking advantage of supply needs in Australia and the broader Asia Pacific region; and ▪ Perform any other duties and responsibilities relevant to the CEO role as expected. Docusign Envelope ID: 61EE5583-AC25-4CD3-B512-FB9B111F3149